Exhibit 10.29

John Alam

President & CEO

EIP Pharma, Inc.

CONFIDENTIAL AND PERSONAL

April 29, 2018

Kelly Blackburn

112 Grove Street

Medford, MA 02155

Dear Kelly:

EIP Pharma, Inc. (the “Company”) is pleased to offer you the position of Vice President Clinical Development commencing on or about May 14th, 2018. As Vice President of Clinical Development, you will be reporting to John Alam, President and CEO. You will receive a base salary at the rate of $180,000 per annum (the “Base Salary”), payable in semi-monthly installments of $7,500 and subject to applicable deductions and withholdings. You will also be eligible to earn a target bonus of up to 30% of your Base Salary based on achievement of specified performance objectives, payable in cash, as determined in the sole discretion of the Board of Directors of the Company (the “Board”). This position is a part time position, in which you will be expected to devote approximately 60% of your business time and energies to your work for the Company. In your position as Vice President of Clinical Development, you will engage in activities related to achieving the Company’s business objectives, as has been described to you by John Alam and other members of the Company’s management team.

In addition, subject to the approval of the Board or the Compensation Committee thereof, the Company shall issue to you an non-qualified stock option pursuant to the terms and conditions of the Company’s 2018 Employee, Director and Consultant Equity Incentive Plan to purchase 72,000 shares of Common Stock of the Company (the “Common Stock”), at a price per share equal to the fair market value of one share of Common Stock as of the date of grant (the “Option”). The specific terms and conditions of the Option will be determined by the Board or the Compensation Committee thereof, including an expected four year vesting schedule, with (a) one-quarter (1/4) of the shares underlying the Option vesting on the one year anniversary of your actual start date of employment (the “Initial Vest Date”) and (b) the remaining three-quarters (3/4) of the shares underlying the Option vesting in equal monthly installments beginning after the Initial Vest Date and continuing over the next thirty-six (36) month period, in all cases subject to your continued employment with the Company.

The Company also offers medical, dental insurance and a 401K plan to its employees, and you will be eligible to participate in these plans in accordance with the Company’s policies and eligibility requirements. You should note that the Company may modify salaries, bonuses and benefits, and the rules, terms and conditions for participation therein, from time to time as it deems necessary. Any bonus shall not be considered to be earned until it is paid by the Company.

210 Broadway • Suite 201, Second Floor • Cambridge, MA 02139 • O: 617.863.3751

You also confirm that this offer is for employment “at will,” which means that you or Company can terminate the employment at any time and for any reason or no reason at all. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and an authorized officer of the Company which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. You will be required, as a condition to employment, to execute an agreement covering nondisclosure, inventions ownership, non-competition, non-solicitation agreement, and other provisions.

In addition, you will be obligated to comply with Company’s standard employee policies and practices in effect from time to time. The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

Any controversy or claim arising out of or relating to your service to the Company, this offer letter, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted by either party to arbitration in Boston, Massachusetts before a single arbitrator (applying Massachusetts law), in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”) as modified by the terms and conditions of this offer letter; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based. Final resolution of any dispute through arbitration may include any remedy or relief, which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The arbitrator shall have the sole and exclusive power and authority to decide any and all issues of or related to whether this offer letter or any provision of this offer letter. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this offer letter or your employment.

210 Broadway • Suite 201, Second Floor • Cambridge, MA 02139 • O: 617.863.3751

This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this offer letter or your employment with the Company. No provision of this offer letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and an authorized officer of the Company. If you agree to the terms of this offer of employment, please sign below and return this letter to me. This offer letter is effective upon signature by you, provided that you sign and return this letter no later than May 11th, 2018, after which time this offer will be withdrawn. We are confident your employment with the Company will prove mutually beneficial, and we look forward to having you join us.

Very truly yours, John Alam President & CEO

ACCEPTED BY:

/s/ Kelly Blackburn

Kelly Blackburn

Dated: May 3, 2018

210 Broadway • Suite 201, Second Floor • Cambridge, MA 02139 • O: 617.863.3751